Exhibit 5.20

                        Investment Subadvisory Agreement


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                               AMENDMENT NO. 1 TO

                              SUBADVISORY AGREEMENT

                                     BETWEEN


                          THE PHOENIX EDGE SERIES FUND
                                       AND
                              BANKERS TRUST COMPANY




Effective ______________, 2000, the Subadvisory Agreement dated December 15, 1999 with Phoenix Variable Advisors, Inc. (the "Advisor" and Bankers Trust Company (the "Subadvisor"), is amended as follows:

1. The Advisor, continuing to be duly authorized by the terms of the Advisory Agreement, hereby employs the Subadvisor to invest and reinvest the assets of the Phoenix-Bankers Trust Nasdaq-100 Index Series on the terms and conditions as set forth in the Subadvisory Agreement.

2. The term "Series" as utilized in the Subadvisory Agreement shall collectively refer to the following series respectively managed by the Subadvisor under the terms of such agreement:
        (a)      the Phoenix-Bankers Trust Dow 30 Series; and
        (b)      the Phoenix-Bankers Trust Nasdaq-100 Index Series.

1. Section 20. "Termination" is amended to read "This Agreement may be terminated by either party, in its entirety or severably with respect to any of the series respectively managed under this Agreement, without penalty, immediately upon written notice to the other party in the event of breach of any provision thereof by the other party so notified, or otherwise, upon sixty (60) days' written notice to the other party, but any such termination shall not affect the status, obligations or liabilities of either party hereto to the other party or the continued management under the terms of this Agreement of any series not covered by such termination".

2.   Schedule C is amended to read:

                                 SUBADVISORY FEE

         For services provided to the Fund pursuant to paragraph 3 hereof, the Advisor will pay to the Subadvisor, on or before the 10th day of each month, a fee, payable in arrears, at the annual rate of:

Phoenix-Bankers Trust Dow 30 Series
0.10% of the average aggregate daily net asset value of the series; subject to a minimum fee of $100,000.

Phoenix-Bankers Trust Nasdaq-100 Index Series
0.10% of the average aggregate daily net asset value of the series; subject to a minimum fee of $100,000.

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         The fees shall be prorated for any month during which this agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadvisor, the net asset value of the Fund and each series shall be valued as set forth in the then current registration statement of the Fund.




                                              PHOENIX VARIABLE ADVISORS, INC.


                                              By:  _______________________
                                                   Title:


ACCEPTED:

BANKERS TRUST COMPANY


By:  ______________________
     Title: